Exhibit 10.29

September 9, 2004

Peter Bello

6979 W FM 455

Celina, TX 75009

Dear Peter,

I am pleased to confirm your added responsibility of Vice President of US Federal Sales for Entrust, Inc. (“Entrust”) to your current position of President, Cygnacom Solutions, Inc. (“Cygnacom”). In your capacity as Vice President of US Federal Sales you will report directly to me.

Your base salary will increase from $192,500.00 to $220,000.00 US, effective August 2, 2004, and you will continue to be paid by Entrust for your services to Entrust and Cygnacom.

Your new annual incentive potential is up to 45% of base salary or $99,000.00 US at 100% achievement of individual management objectives and revenue targets, subject to review by the Compensation Committee of the Board of Directors of Entrust. This potential is not a target. This incentive program is in the discretion of Entrust and may be amended or discontinued at any time.

As an officer of Cygnacom, you will have an Executive Severance Agreement made available to you, a copy of which is enclosed.

You expressly acknowledge and agree that the benefits set out in this letter have been offered to you in partial consideration of your agreement to forego all vacation entitlements in excess of 20 days that you have accrued in the course of your employment with Entrust, Inc. and its related companies including Cygnacom. For greater certainty, as of October 31, 2004 you have twenty (20) days of vacation accrued.

Your vacation entitlement will remain at 20 days per year, which will continue to accrue on a per pay period basis; provided, however that you will not accrue any vacation entitlement in excess of twenty (20) days notwithstanding anything to the contrary in Entrust’s Paid Time-Off Policy for North America, as amended from time to time. All other paid time off is subject to Entrust’s Paid Time-Off Policy for North America, as amended from time to time by Entrust.

Your benefit plan will also not change as a result of your new position. However, these benefits may be modified, reduced, or discontinued by Entrust at any time.

Additionally, you will be granted an award of stock options to purchase 15,000 shares of common stock of Entrust. The strike price for this award will be equal to the fair market value of the common stock at close of business on the August 19, 2004 (the “Grant Date”). The vesting conditions will include the following:

(i)	this option will become exercisable as to 25% of the original number of shares on the Grant Date; and

(ii)	this option will become exercisable as to an additional 1/36th of the remaining number of shares commencing on September 19, 2005 and each monthly anniversary of such date, for each of the next 35 months thereafter.

This grant will be subject to acceleration upon certain acquisition events.

As a recipient of an options grant, you will be sent an Entrust Stock Option Agreement from Computershare, Inc., which will provide you with further details regarding the option grant. This grant and such agreement will not come into effect until signed by you and one copy is returned as prescribed.

We believe that your abilities and our needs are compatible and that your acceptance of this offer will prove mutually beneficial. However, it is understood and agreed that your employment is terminable at the will of either party and is not an employment agreement for a year or any other specified term. This means that your terms and conditions of employment, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location of work may be changed with or without cause, for any or no reason, and with or without notice. Your status as an at-will employee cannot be changed by any statement, promise, policy, course of conduct, in writing or manual except through a written agreement signed by Entrust.

Your employment and this agreement will be governed by the laws of the State of Virginia.

To confirm these terms governing your employment with Entrust and Cygnacom, please sign and return the original of this letter along with the following enclosed agreements together with the Executive Severance Agreement and the Executive Confidentiality, Non-Solicitation, Non-Competition, Intellectual Property Rights, And Code Of Conduct Agreement.

Otherwise, if you have any questions or concerns, please contact Laura Owen at to discuss.

Accordingly, I look forward to receiving your signed acceptance and am confident that you will enjoy continued success in your new role.

Yours sincerely,

/s/ Bill Conner
Bill Conner Chairman, President and CEO Entrust, Inc.

/s/ David J. Wagner
David Wagner Treasurer and Director Cygnacom Solutions, Inc.

I confirm that I have read and accept the terms upon which this offer of promotion is being made and confirm that I wish to accept the promotion offered above.

/s/ Peter J. Bello	11-11-2004
Peter Bello	Date